Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Bill Aulet, CFO Viisage 978-932-2932

Viisage Reports Second Quarter 2004 Results

Revenues increase 85% year over year

Company affirms annual guidance

BILLERICA, MASS. — July 21, 2004 —Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today announced results for the second quarter ended June 27, 2004.

Revenues for the second quarter of 2004 totaled $16.28 million, the fourth consecutive quarter in which revenues set a new company record, up 85% from $8.79 million in the comparable period last year, as reported in accordance with the change in accounting principle described below. The net loss for the second quarter of 2004 was $317,000, or $0.01 per basic and diluted share, compared to the net loss of $1.38 million, or $0.07 per basic and diluted share, for the second quarter of 2003.

Separately, the Company announced today that it has reached a settlement with the Department of Motor Vehicle Safety for the State of Georgia, designed to enable the state to end its litigation with a competitor of Viisage over the state drivers’ license contract awarded to Viisage in 2002. The state has confirmed that it intends to issue a new request for proposals for its drivers’ license system later this year.

On December 30, 2003, Viisage adopted new accounting rule EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which pertains to revenue recognition for certain long-term contracts, such as Viisage’s state drivers’ licenses, retroactive to January 1, 2003.

“We are very pleased with our financial and operational performance during the second quarter, our first full quarter including the results of our recent acquisitions, as we solidified our position as a leading identity solutions company,” said Bernard Bailey, president and CEO of Viisage. “We quickly integrated the acquisition of Trans Digital Technologies (TDT), announced in the first quarter, culminating in a critical contract win of the Department of Defense Common Access Card program, which is expected to generate more than $10 million in revenue over this year and next. We also demonstrated continued traction in the important law enforcement market, with the expansion of our work to a mobile solution in Pinellas County, Florida, a new contract in Jefferson County, Alabama, and another contract with a major metropolitan law enforcement organization.”

Bailey concluded, “We believe we are executing well on our strategy to provide our customers with the full life cycle of identity solutions, and we think we are well positioned to continue our growth, both organically and through partnerships and select acquisitions. We also believe that the action announced today to help end the stalemate in Georgia will enable us to move forward and focus our resources on a wide range of current opportunities around the world that fit our capabilities strategically, while still providing us with the potential to win that drivers’ license contract again when the new request for proposals is issued this year.”

Bill Aulet, Viisage’s chief financial officer, added, “Viisage continued to significantly improve its financial performance in the past quarter, leveraging an 85% revenue increase on a year over year basis along with tight expense controls to post gross margins of 31%, up substantially on an annual and sequential basis. EBITDA (earnings before interest, taxes, depreciation and amortization) grew from $709,000 in the second quarter last year to $3.14 million in the same period this year. Cash at the end of the quarter totaled approximately $12.62 million. This progress provides us with the confidence to confirm our guidance for 2004. We continue to expect revenue between $60-63 million and EBITDA of $10-11 million.”

Highlights for the second quarter of 2004 included the following achievements:

➢	Confirmed the value of the initial purchase order for the U.S. Department of Defense’s Common Access Card (CAC), the U.S. Government’s largest smart card deployment, at approximately $10.2 million
➢	Received a contract extension to continue research and development efforts on 3D face recognition technology for the U.S. Department of Defense
➢	Formed partnerships with Bosch Security Systems and Oracle Surveillance Systems, Inc. to expand into additional markets with identity solution capabilities
➢	Deployment of the mobile identity solution for law enforcement in Pinellas County, Florida and abutting geographies
➢	Awarded a contract valued initially at $400,000 for an image capture and booking system for Jefferson County, Alabama, the state’s largest county
➢	Awarded a contract with the corrections agency in a major metropolitan area combining image capture and booking solutions

Financial highlights for the second quarter of 2004 included:

➢	Record revenues of $16.28 million
➢	Gross margin improvement to 31% from 22% in second quarter of 2003 and 28% in first quarter of 2004
➢	Generated positive cash flow during the quarter; posted operating income of $231,000 versus operating loss of $1.15 million in same quarter last year and operating loss of $1.24 million in first quarter of 2004
➢	Generated EBITDA of $3.14 million, compared to $700,000 in same quarter last year

➢	Backlog essentially flat at $171 million, compared to $176 million last quarter; backlog will be reduced $19.7 million in the third quarter as a result of the settlement with Georgia

Also during the quarter, the Company announced the filing of a registration statement with the Securities and Exchange Commission for the sale by the Company of 7.2 million shares of its common stock, along with 300,000 shares of stock being sold by certain shareholders, in an underwritten public offering.

Total operating expenses for the second quarter of 2004 totaled $4.74 million, flat with the prior quarter this year, but up from $3.11 million in the comparable quarter last year, reflecting higher expenses following the acquisitions of ZN and TDT, and legal costs from the litigation in Georgia. Sales and marketing expenses were $1.58 million, research and development totaled $942,000, and general and administrative expenses were $2.22 million. Total operating expenses in the same quarter last year included $1.14 million in sales and marketing costs, $937,000 in research and development and $1.03 million in general and administrative costs.

On July 19, 2004, Fargo Electronics, Inc. filed an action in the U.S. District Court for the Eastern District of Virginia against Toppan Printing Co., Ltd. and TDT alleging that the Toppan CP400 printers being supplied by TDT for the U.S. Department of Defense CAC program infringe certain patents owned by Fargo. Viisage is currently evaluating the claims in the lawsuit and intends to vigorously defend this action. To date, the Company has received purchase orders for $10.2 million of Toppan CP400 printers for the CAC program which are expected to be delivered prior to the end of the first quarter of 2005.

Six Months Results

For the first six months of 2004, revenues totaled a record $28.54 million, an increase of 68% from $16.94 million for the first half of 2003. The net loss for the first half of 2004 was $1.95 million, or $0.06 per basic and diluted share, compared to a net loss of in the 2003 period of $3.74 million, or $0.18 per basic and diluted share, which excludes the impact of the one-time charge of $12.13 million or $0.60 per share that the company recorded in connection with its change in accounting principle. Including that charge, the net loss for the first half of 2003 was $15.87 million, or $0.78 per basic and diluted share.

EBITDA

Viisage reports EBITDA as a financial performance measure and as a forecast of future performance. The Company calculates EBITDA by adding back to net earnings interest, taxes, depreciation and amortization. EBITDA is provided to investors as an additional performance gauge to results provided in accordance with generally accepted accounting principles (known as “GAAP”). Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Viisage recently completed the acquisitions of ZN and TDT. While these acquisitions are expected to have a positive impact on Viisage’s EBITDA for 2004, they also result in Viisage incurring significant non-cash charges for amortization of intangible assets that adversely affect Viisage’s net income in 2004. Viisage believes that using EBITDA as a performance measure, together with operating income (loss) and net income (loss), will help investors better understand Viisage’s underlying financial performance and ability to generate cash flow from operations. A reconciliation of EBITDA to GAAP earnings is included in the following tables:

	For the Quarter Ended
	June 27,	June 29,
	2004	2003
	(in thousands)
Loss before cumulative effect of change in accounting principle	$(317)	$(1,376)
Add:
Depreciation and Amortization	2,856	1,854
Interest Expense, net	577	231
Taxes	25	—

EBITDA	$3,141	$709

Conference Call

Viisage will hold a conference call with the investment community to discuss these results on Thursday, July 22, 2004, at 8:30 am EDT. The call may be accessed via Webcast at the company’s Web site (www.viisage.com), ten minutes prior to the start, or by calling 1-800-884-5695, confirmation code 33616254. Internationally, dial 1-617-786-2960 with the same confirmation code. A replay will be available as a Webcast, accessible on the company’s Web site, one hour after the completion of the call.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage creates solutions using secure credentials and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2003 and its quarterly reports on Form 10-Q. Viisage undertakes no obligation to update any forward-looking statements.

— Tables follow —

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COMPANY CONFIDENTIAL

VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 27, 2004	June 29, 2003
Assets
Current assets:
Cash & cash equivalents	$9,503	$1,173
Accounts receivable	10,570	6,805
Costs & estimated earnings in excess of billings	3,775	5,025
Other current assets	1,047	591

Total current assets	24,895	13,594
Property and equipment, net	22,938	21,053
Goodwill	65,198	—
Intangible Assets, Net	17,518	3,018
Restricted Cash	3,120	5,120
Other assets	1,984	1,887

	$135,653	$44,672

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable & accrued expenses	$10,921	$6,378
Related party payable	2,600	—
Current portion of project financing	3,989	4,553
Current portion of related party notes	10,885	1,621

Total current liabilities	28,395	12,552
Project financing	6,024	6,740
Related party notes	7,932	2,099
Other liabilities	418	—

Total Liabilities	42,769	21,391
Shareholders' equity	92,884	23,281

	$135,653	$44,672

VIISAGE TECHNOLOGY, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Revenues	$16,276	$8,789	$28,535	$16,944
Cost of Revenues	11,307	6,826	20,213	13,615

Gross Margin	4,969	1,963	8,322	3,329

Operating Expenses:
Sales & marketing	1,578	1,138	3,071	2,549
Research & development	942	937	1,901	1,882
General & administrative	2,218	1,033	4,355	2,126

Total operating expenses	4,738	3,108	9,327	6,557

Operating income (loss)	231	(1,145)	(1,005)	(3,228)
Interest expense, net	577	231	969	450
Other Income	(54)	—	(75)	—

Loss before income taxes and cumulative effect of change in accounting principle	(292)	(1,376)	(1,899)	(3,678)
Provision for income taxes	25	—	50	63

Loss before cumulative effect of change in accounting principle	(317)	(1,376)	(1,949)	(3,741)
Cumulative effect of change in accounting principle	—	—	—	(12,131)

Net loss	$(317)	$(1,376)	$(1,949)	$(15,872)

Basic and diluted net loss per share before cumulative effect of change in accounting principle	$(0.01)	$(0.07)	$(0.06)	$(0.18)

Cumulative effect of change in accounting principle	$0.00	$0.00	$0.00	$(0.60)

Basic and diluted net loss per share	$(0.01)	$(0.07)	$(0.06)	$(0.78)

Basic and diluted weighted average common shares	35,821	20,351	33,603	20,305